Exhibit 10.17

December 31, 2006

B.O.S. Better Online Solutions Ltd.
Beit Rabin, Teradyon, Misgav
Attn: Mr. Shmuel Koren, CEO
Mr. Eyal Cohen, CFO

Re: Qualmax Inc. ("Qualmax") - B.O.S. Better Online Solutions Ltd. ("BOS")

Dear Sirs,

This letter agreement confirms the points of agreement recently reached by BOS, Qualmax, IPGear Ltd. ("IPGear"), New World Brands Inc. ("New World") and P&S Spirit, LLC (the "New Investor"). Reference is made to the Asset Purchase Agreement entered into by and between BOS and Qualmax, dated October 26, 2005, as amended on November 2, 2005 and on December 31, 2005 (the "APA"), the Loan Agreement entered into by and between BOS and IPGear on December 31, 2005 (the "Loan Agreement") and the Outsourcing Agreement entered into by and between BOS and IPGear on December 31, 2005 (the "Outsourcing Agreement").

1.	Qualmax Debts to BOS Converted into New World Stock

1.1	Effective December 31, 2006, the amounts payable now or in the future to BOS under the APA, the Loan Agreement and the Outsourcing Agreement, totaling $1,480,189 as of such date, shall be converted into 5.50652 shares of New World convertible Series A Preferred Stock (the "Preferred Stock"), each such Preferred Stock convertible into 2,986,736 shares of New World Common Stock (the "Common Stock"), reflecting a conversion price of $0.09 per one share of New World Common Stock on an as-converted basis. The break-down of such amounts and the calculation of the New World issued shares is set-forth on Annex A hereto. The parties shall agree upon a fully itemized breakdown of the BOS converted debt as soon as is reasonably practicable after execution hereof, which breakdown may be adjusted subject to final audit of the annual financial statements of BOS and New World. Either party may subject the numbers appearing on Annex A to further audit to be completed within 60 days of the date hereof. In the event an audit or the parties' fully itemized breakdown would warrant certain adjustments, the parties shall settle such adjustments by cash payment. The Preferred Stock shall be automatically converted into shares of Common Stock, upon the amendment to the New World Certificate of Incorporation to authorize sufficient Common Stock to effect such conversion.

1.2	In the event the transactions contemplated hereby are subject to Israeli Value Added Tax (VAT), IPGear shall make such VAT payment as required by law, provided however, that at IPGear's request, BOS shall advance the VAT payment and shall be promptly reimbursed by IPGear.

Qualmax – BOS Letter Agreement, December 31, 2006

1.3	If necessary, the applicable parties shall enter into agreements making technical amendments to the APA, Loan Agreement and Outsourcing Agreement, and this agreement, reflecting the principles hereof.

2.	Lock-Up

Promptly after execution hereof BOS shall enter into a lock-up agreement as to all of BOS's Qualmax and New World shares (and shares acquired by exercise of warrants) in a form substantially similar to the Lock-Up Agreement by and among Kamrat Family, P&S Holders et al., dated as of December 29, 2006 and to be attached as Annex B hereto (the "Lock-Up Agreement"), provided however, that the lock-up applicable to any BOS share holdings shall be lifted, on a pro rata basis (taking into account the total amount of shares issuable at the New World Investment), at the time any of the shares of a Qualmax Holder and of a P&S Holder (as defined in the Lock-Up Agreement) are released from lock-up, and provided further, that release of shares of a Qualmax Holder and/or a P&S Holder shall not be conditioned on BOS's prior consent. Notwithstanding the above, the BOS share holdings may be released from lock-up at any earlier time, at the consent of a Qualmax Holder and a P&S Holder.

3.	Additional Transactions

In furtherance of the parties previous undertakings, Qualmax and New World shall work towards a timely consummation of their contemplated merger (the "Merger") and the registration with the SEC of all New World shares issued and/or issuable to BOS (the "Registration"), provided however, that such Merger and Registration shall take effect no later than upon the lapse of 24 months from the date hereof. The provisions of the Registration Rights Agreement entered into by and between BOS and Qualmax as of December 31, 2005, shall be applicable to New World and the New World Common Stock, mutatis mutandis. The provisions of Section 7.1 of the APA, as amended, shall be deemed terminated. In addition, recognizing that BOS is a publicly listed company, Qualmax and New World shall provide BOS with the reports, financial statements, cap-tables and other materials, as may be reasonably requested by BOS in order to comply with its reporting obligations.

4.	Option

BOS shall grant to New World purchase rights by which New World shall have the option, but not the obligation, to purchase up to 30% of the New World shares held by BOS (including without limitation any New World shares distributed to BOS pursuant to the Merger) (the "Option Shares"), at any time starting from the date following the completion of the Merger and the Registration, and ending three years following the date hereof, at a price equal to $0.12 per share of Common Stock for the first 2/3 of the Option Shares and $0.24 per share of Common Stock for the last 1/3 of the Option Shares. New World shall be entitled to assign the aforementioned option to any of the Qualmax Holders and/or the P&S Holders.

Qualmax – BOS Letter Agreement, December 31, 2006

5.	General

For the avoidance of doubt, it is hereby irrevocably stated and confirmed that except (i) pursuant to their respective undertakings hereunder, and (ii) as explicitly set forth below, each of Qualmax, P&S Spirit, LLC, IP Gear and/or New World on the one hand, and BOS on the other, as well as any of their respective shareholders (including the New Investors), officers, directors or affiliates, expressly waive any claims whatsoever they may have against the other (including the subsidiaries, or any director, officer, shareholder or affiliate of any of said entities), of which they are aware as of the date hereof, and that arise out of and/or in connection with the APA, the Loan Agreement and/or any other agreement they had entered into prior to the date hereof (collectively, the "Agreements"), or out of and/or in connection with that Amended and Restated Stock Subscription and Share Transfer Agreement, and related agreements, dated effective December 29, 2006 (the "New World Investment"). For the avoidance of doubt, the Agreements' provisions regarding the parties' respective representations and warranties, indemnification undertakings and covenants (including, without limitation, BOS non-competition and non-solicitation covenants) shall remain in full force and effect with respect to any events or matters, of which the parties become aware after the date hereof. Nothing herein shall be deemed to derogate from BOS's rights pursuant to 107,143 warrants to purchase Qualmax shares issued to BOS on December 31, 2005, nor from Qualmax's indemnification rights relating to the Bosanova Litigation.

The provisions of the following sections of the APA shall be deemed incorporated herein by reference, mutatis mutandis: 11.2 (Publicity), 15.3 (Expenses & Taxes), 15.6 (Governing Law, Venue), 15.8 (Assigns), 15.10 (Further Assurances), 15.11, and 15.12 (counterparts).

Qualmax – BOS Letter Agreement, December 31, 2006

Kindly acknowledge receipt of this letter and confirm our agreement set forth above.

Sincerely,

Qualmax Inc.	IPGear Ltd.

Name:_______________________	Name:_______________________

Title:________________________	Title:________________________

New World Brands Inc.	P&S Spirit, LLC

Name:_______________________	Name:_______________________

Title:________________________	Title:________________________

Acknowledged and confirmed.

B.O.S. Better Online Solutions Ltd.

Name:_______________________

Title:________________________

Qualmax – BOS Letter Agreement, December 31, 2006

Annex A

[omitted]